Exhibit 10(HH)

VF CORPORATION ANNUAL INCENTIVE PLAN

I.INTRODUCTION. As part of its total compensation program, VF Corporation (the “Company”) has adopted the VF Corporation Annual Incentive Plan (the “Plan”) to provide an annual incentive bonus opportunity for select employees of the Company based on the achievement of performance measures established by the Compensation Committee each fiscal year for the Company, a Business Unit and/or an individual participant. The Plan is intended to provide an additional means to attract, motivate and retain talented employees, and to link a significant element of each participant’s compensation to the attainment of performance measures that enhance shareholder value.

II.PLAN TERM. The Plan will continue in effect until such time as it is otherwise terminated by the Compensation Committee in accordance with Section VII of the Plan. The Plan supersedes all prior Company bonus plans, including the Company Management Incentive Compensation Plan and the Company Pay for Performance Plan.

III.DEFINITIONS

A. ADMINISTRATOR – The Compensation Committee and its delegates (to the extent that the Compensation Committee delegates its authority in accordance with the terms of the Plan) shall administer the Plan.

B.BOARD OF DIRECTORS – The Board of Directors of the Company

C. BUSINESS UNIT – Any majority-owned business organization of the Company or its direct or indirect subsidiaries, including corporations, limited liability companies, partnerships, and any “subsidiary corporation” as defined in Section 424(f) of the Internal Revenue Code (the “Code”).

D. COMPENSATION COMMITTEE – The Talent and Compensation Committee of the Board of Directors, the composition and processes of which are governed by the Committee’s Charter.

E. ELIGIBLE EMPLOYEE –Full-Time regular and Part-Time regular non-sales employees or non-commission based employees of the Company or any of its Business Units who are employed before October 1st of each applicable Plan Period. Any supply chain employee, distribution center employee, or individual participating in a Company or Business Unit commission or retail incentive plan shall not be an Eligible Employee. An individual who may otherwise be an Eligible Employee may be considered ineligible at any time and for any reason in the Administrator’s sole discretion, regardless of whether the individual remains a Full-Time regular or Part-Time regular non-sales employee or non-commission based employee of the Company or any of its Business Units.

F.INCENTIVE AWARD – Has the meaning set forth in Section IV.A.

G. PARTICIPANT – An Eligible Employee who is selected by the Administrator to participate in the Plan in a relevant Plan Period. Participation in the Plan is at the sole discretion of the Administrator, in consultation with Company management. If a Participant is first employed after the beginning of a Plan Period, the Administrator may, in its sole discretion, prorate a Participant’s Target Incentive Award based on the number of calendar days in the Plan Period during which the Participant was employed.

H. PERFORMANCE OBJECTIVE – The performance objective or objectives established by the Administrator in its sole discretion for each Plan Period, which must be attained as a condition to the earning and payment of an Incentive Award for that Plan Period. Performance Objectives may consist of such specified corporate, Business Unit or divisional levels of performance relating to performance criteria established by the Administrator, as well as individual performance measurements applicable to a Participant, including, but not limited to, one or more of the following performance criteria: (i) earnings per share; (ii) net earnings; (iii) pretax earnings; (iv) operating income; (v) net sales or net revenues; (vi) net sales or net revenues from existing businesses; (vii) net sales or net revenues from acquired businesses; (viii) market share; (ix) balance sheet measurements; (x) cash return on assets; (xi) return on capital; (xii) book value; (xiii) shareholder return, or return on average common equity; or (xiv) such other measurements as the Administrator may establish from time to time.

I.PLAN PERIOD – Unless otherwise determined by the Administrator, the Company’s fiscal year.

J.TARGET INCENTIVE AWARD – The target incentive bonus opportunity established for a Participant for a Plan Period.

IV.OPERATION OF THE PLAN

A. ESTABLISHMENT OF TARGET INCENTIVE AWARDS AND PERFORMANCE OBJECTIVES – The Administrator shall establish a Target Incentive Award for each Participant for the Plan Period. The Administrator will establish the Performance Objectives, and a range of values for the Performance Objectives for the Plan Period, with each such value corresponding to a percentage of the Target Incentive Award that may be earned for achievement of the Performance Objectives (the “Incentive Awards”). For example, the Administrator may establish a threshold level of achievement of each Performance Objective which, if not attained, will result in no Incentive Award being payable, and the Administrator may likewise establish a “stretch” level of achievement of each Performance Objective which, if attained, will result in an Incentive Award greater than 100% of the Target Incentive Award, up to a maximum of 200% of the Target Incentive Award. In establishing the level of Performance Objectives to be attained and in determining the actual level of achievement of each Performance Objective, the Administrator may disregard or offset the effect of such items of income or expense and such other factors, items or circumstances approved by the Compensation Committee and/or Board of Directors, including, but not limited to, extraordinary and/or nonrecurring items as determined in accordance with generally accepted accounting principles, changes in accounting standards, differences between actual foreign currency exchange rates during a Plan Period and the foreign currency exchange rates assumed in the Company’s financial plan for the Plan Period as presented to the Board of Directors and the Compensation Committee, the Company’s consolidation entries directly impacting the business units and such other unusual items or circumstances that may be approved by the Compensation Committee and/or Board of Directors.

B. DETERMINATION OF INCENTIVE AWARDS – Subject to the Administrator’s written certification, Incentive Awards will be paid to each Participant based on the actual attainment of the Performance Objectives, as determined in accordance with Section IV.A above, relative to the range of Performance Objective values established for the Plan Period. The

Administrator may exercise discretion to increase, or decrease, the amount of the Incentive Award paid to any Participant based on management’s assessment of the individual’s performance or other considerations deemed relevant by the Administrator.

C. APPROVAL OF AGGREGATE INCENTIVE AWARDS – The aggregate amount of all Incentive Awards paid for any Plan Period shall be subject to the approval of the Compensation Committee and the Board of Directors.

D. PAYMENT OF INCENTIVE AWARDS – Payment of Incentive Awards for a Plan Period will be made within 30 days following the Compensation Committee’s written certification of the level of Performance Objectives attained for the Plan Period (but not later than seventy-five days following the end of the Plan Period), except to the extent (i) the Compensation Committee specifies that Incentive Awards will be paid on a deferred basis or subject to additional conditions to payment, or (ii) if permitted by the Board of Directors, a Participant has elected to defer payment pursuant to a Company deferred compensation arrangement then in effect. Deferrals under such arrangements (if any) shall be mandated or permitted at the election of the Participant only in compliance with Code Section 409A. The specific rules applicable to the timing of deferral elections and the permitted distribution dates for deferrals are incorporated by reference in this Plan from the 1996 Stock Compensation Plan, as may be amended and restated from time to time. An Incentive Award is only earned when the award is paid to a Participant or, if applicable, his or her estate.

V.CONTINGENCIES

A. EMPLOYMENT TERMINATION – Unless the Administrator exercises its discretion under Section V.B, a Participant whose employment with the Company or a Business Unit is terminated for any reason (including the Participant’s resignation for any reason) prior to the payment of an Incentive Award will result in the forfeiture of any rights or interests to such payments. Subject to Section IV.D above, a Participant who is employed by the Company or a Business Unit at the end of a Plan Period shall not be deemed or considered, solely for that reason, to have accrued any right to or be vested in an Incentive Award for the Plan Period.

B. ADMINISTRATOR DISCRETION – The Administrator, in its sole discretion, may determine that a terminated employee who had been a Participant for part or all of the Plan Period will be eligible to earn an Incentive Award for the Plan Period. Subject to the Administrator’s discretion under Section IV.B above, any such Incentive Award payment may be calculated as if employment had continued throughout the Plan Period based on the actual attainment of the Performance Objectives for the Plan Period, or payment may be prorated based the Participant’s actual length of active service during the Plan Period.

C. TIMING RULE IN CASE OF AWARDS MADE FOLLOWING TERMINATION – Subject to the terms and conditions of this Plan, Incentive Awards payable to a Participant (or his or her estate) following termination of employment shall be paid at the time that Incentive Awards are payable to continuing Participants generally in respect of the relevant Plan Period, but in any event, not later than seventy-five days following the end of the Plan Period. If the Participant's rights relating to an Incentive Award cause it to be a deferral of compensation under Code Section 409A, no acceleration of the time of payment will be permitted to the extent necessary to comply with applicable rules under Code Section 409A.

D. ADDITIONAL FORFEITURE CONDITION – Incentive Awards shall be subject to the Company's "Forfeiture Policy For Equity and Incentive Awards In the Event of Restatement of Financial Results" or, if later modified or replaced by a similar policy (regardless of the title of such policy), as in effect thereafter at the time the Participant's Incentive Award was authorized for any such Plan Period. Such Policy imposes conditions on a Participant's right to receive payments under an Incentive Award and right to retain previous payments in settlement of an Incentive Award (a so-called "clawback") in certain circumstances if the Company's financial statements are required to be restated and in other specified circumstances.

VI.ADMINISTRATION

The Administrator shall have the discretionary authority and responsibility for all aspects of administration of the Plan, including to:
A.Interpret and construe the Plan, including all terms defined in the Plan.

B.Select those Eligible Employees who will participate in the Plan.

C. Establish or adjust the Performance Objectives and related terms under Section IV.A. for each Plan Period.

D. Certify the level of each Performance Objective attained for a Plan Period, and that other terms upon which payment of Incentive Awards is conditioned have been satisfied.

E.Final approval of aggregate payments to Participants.

F.Correct any defects and omissions in the Plan and in any Incentive Award.

G. Adopt such procedures, rules and regulations to implement and administer the Plan as it deems necessary or appropriate.

The Compensation Committee may delegate to specified officers or employees of the Company authority to perform ministerial functions under the Plan. In furtherance of this authority, unless otherwise limited by further action of the Compensation Committee, the Compensation Committee has delegated to the Chief Executive Officer and the Executive Vice President & Chief Human Resources Officer the authority (unless such authority is specifically reserved to the Compensation Committee hereunder) to take actions under the Plan on behalf of the Company relating to Participants who are not executive officers, including the selection of Participants who are not “executive officers” (as defined by the Compensation Committee), the approval of individual payouts under the Plan to Participants who are not executive officers and the establishment of Target Incentive Awards for Participants who are not executive officers under Section IV.A. Notwithstanding the foregoing, the approval of the Compensation Committee or the Board of Directors shall be required for approval of the aggregate payout under the Plan; and approval of individual payouts under the Plan to the Company’s executive officers. The decisions of the Administrator shall be final and binding on all interested parties. Any determinations, approvals or actions in connection with the Plan that are performed or taken by the Administrator, the Compensation Committee, the Board of Directors, the Chief Executive Officer or the Executive Vice President & Chief Human Resources Officer shall be deemed to be performed in the sole discretion of such person or entity.

VII.AMENDMENT AND TERMINATION

The Compensation Committee or the Board of Directors shall have the power to amend, modify, suspend or terminate any part of the Plan at any time; provided, however, that any such change to the Plan that is beyond the authority of the Compensation Committee delegated by the Board of Directors shall be subject to the approval of the Board of Directors.

VIII.GENERAL PROVISIONS

A. NO RIGHT TO EMPLOYMENT– Eligibility to receive an Incentive Award or the grant or payment of an Incentive Award shall not be construed as giving a Participant the right to be retained in the employ of the Company, nor will it affect in any way the right of the Company or a Participant to terminate such employment at any time, with or without cause. In addition, the Company may at any time dismiss a Participant from employment free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan.

B. NO LIMIT ON OTHER COMPENSATION ARRANGEMENTS – Nothing contained in the Plan shall prevent the Company from adopting or continuing in effect other or additional compensation arrangements, and such arrangements may be either generally applicable or applicable only in specific cases.

C. TAX CONSEQUENCES – The Company will deduct from any Incentive Award or other payment to a Participant any federal, state, or local withholding or other tax or charge which the Company is then required to deduct under applicable law. It is the Company’s intent that payments made under this Plan should meet the requirements for the “short-term deferral” exception to Code Section 409A. Notwithstanding the foregoing, to the extent that any amounts payable in accordance with the Plan are subject to Code Section 409A, the Plan shall be interpreted and administered in such a way as to comply with Code Section 409A to the maximum extent possible. “Termination of employment,” “resignation” or words of similar import, as used in the Plan shall mean, with respect to any payments subject to Code Section 409A, a Participant’s “separation from service” as defined by Code Section 409A. If payment of any amount subject to Code Section 409A is triggered by a separation from service that occurs while a Participant is a “specified employee” (as defined by Code Section 409A), and if such amount is scheduled to be paid within six (6) months after such separation from service, the amount shall accrue without interest and shall be paid the first business day after the end of such six-month period, or, if earlier, within 15 days after the Participant’s death. Nothing in this Plan shall be construed as a guarantee of any particular tax treatment to any Participant. A Participant shall be solely responsible for the tax consequences with respect to all amounts payable under this Plan.

D. NON-TRANSFERABILITY – No Participant will have the right to alienate, assign, transfer, pledge or encumber his/her interest in this Plan in favor of any party other than the Company or a subsidiary of Company, and such interest will not (to the extent permitted by law) be subject in any way to the claims of the Participant’s creditors or to attachment, execution or other process of law other than in favor of the Company or a subsidiary of Company.

E. GOVERNING LAW – The validity, construction and effect of the Plan or any Incentive Award hereunder shall be determined in accordance with the laws of the State of Colorado, without regard to its or any other jurisdiction's conflicts of laws provisions. The parties hereby submit and consent to the exclusive jurisdiction of the State of Colorado and agree that any litigation shall be conducted only in the courts of the County of Denver, Colorado.

F. SEVERABILITY – If any provision of the Plan or any Incentive Award is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or would disqualify the Plan or any Incentive Award under any law deemed applicable by the Compensation Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Compensation Committee, materially altering the purpose or intent of the Plan or the Incentive Award, such provision shall be stricken as to such jurisdiction or Incentive Award, and the remainder of the Plan or any such Incentive Award shall remain in full force and effect.

G. NO TRUST OR FUND CREATED – Neither the Plan nor any Incentive Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and a Participant or any other person. To the extent that any Participant or other person acquires a right to receive payments from the Company pursuant to the Plan, such right shall be no greater than the right of any unsecured general creditor of the Company.

H. HEADINGS – Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.